Exhibit 10.9

August 21, 2013

Dear Mr. Knox:

This letter will confirm our agreement with you (“Knox” or “you”), with respect to your service as a member of the Board of Directors (the “Board”) of Performance Health and Wellness Holdings, Inc. and certain of its affiliated entities (the “Company”), under the terms and conditions that follow.

1.                                      Board Service.

(a)                                 As of August 30, 2013 (the “Effective Date”), you were appointed to the Board of the Company.

(b)                                 Subject to earlier termination, as provided in Section 4 hereof, the term of our agreement shall commence on the Effective Date and shall continue so long as you are a member of the Board. The term of this Agreement, as from time to time extended, is referred to hereafter as “the term of this Agreement,” “the term,” or “the term hereof.”

(c)                                  In connection with your appointment to the Company’s Board, you agree to attend regular meetings of the Company’s Board, as may be scheduled or called by the Board or the Company (“Board Meetings”). In addition, we expect that, in your capacity as a member of the Company’s Board, you will spend time on projects that you and we may identify from time to time, provided that with respect to any such projects that are expected to require a significant amount of your time, you and we will agree to an additional consulting as described in Section 2(a) below.

2.                                      Payment.

(a)                                 Board of Directors Fees.  The Company will pay you fees for attending meetings of the Board (including Board Meetings) at a rate of $4,000 per in-person meeting of the Board, up to a maximum of $16,000 per calendar year. In addition, the Company will pay you $1,000 per day of any additional consulting work you provide to the Company and will pay or reimburse you for all reasonable business expenses incurred or paid by you in connection with your service as a member of the Board, subject, in both the case of the consulting fees and the expense reimbursements, to any maximum annual limit and other restrictions on such fees or expenses set by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time.

(b)                                 Equity Purchase; Stock Option Grant.  The Company and you intend that you shall have the ability to purchase up to $100,000 of Purchased Management Shares of PHW Holdings, Inc. (“Holdco”) at a price equal to the fair market value thereof determined in good faith by the Board at the time of such purchase pursuant to a management subscription agreement in the form provided to you. This ability to purchase common stock shall expire sixty (60) days from the date of this Agreement. Additionally, you shall be awarded a stock option for 1,750 shares of the common equity of Holdco with a strike price of $100.00 per share. The stock option will be subject to customary terms (including performance and time vesting as applicable) as set forth in the option certificate in the form provided to you. Without limiting the generality of the foregoing, the option will be subject to the terms of Holdco’s equity incentive plan. As a condition to the purchase of the equity and the grant of the stock option described herein, you will be required to become a party to Holdco’s stockholders agreement, a copy of which will be provided to you prior to such purchase and grant.

(c)                                  No Eligibility for Employee Benefits.  You understand that you are an independent contractor and, as such, neither you nor any dependent or other individual claiming through you will be eligible to participate in, or receive benefits under, any of the employee benefit plans, programs and arrangements maintained by the Company other than as a spouse or family member of another individual entitled to participate in, or receive benefits under, any such plans.

3.                                      Confidential Information and Restricted Activities.

(a)                                 Confidential Information.  You acknowledge that the Company and its Affiliates continually develop Confidential Information, that you may develop Confidential Information for the Company or its Affiliates and that you may learn of Confidential Information during the course of your association with the Company and/or its Affiliates. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation or process or for the proper performance of your duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by you incident to your association with the Company and its Affiliates. You understand that this restriction shall continue to apply after your association with the Company and its Affiliates terminates, regardless of the reason for such termination.

All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and/or its Affiliates and any copies, in whole or in part, thereof, (the “Documents”), whether or not prepared by you, are the sole and exclusive property of the Company and its Affiliates. You shall safeguard all Documents and shall surrender to the Company at the time your association with the Company terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

(b)                                 Restricted Activities.  You agree that some restrictions on your activities during and after your association with the Company are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

During the Non-Competition Period (as defined below), you shall not engage directly or indirectly (including by ownership, management, operation or participation in an entity engaging) in Competition other than on behalf of the Company or any of its Affiliates; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof.  “Competition” means the development, manufacture, marketing, sale, distribution or reconditioning of any Products which (i) the Company or any Affiliate develops, manufactures, markets, sells, distributes or reconditions during or as of the date of termination of your association with the Company or (ii) the Company or any Affiliate has active and established plans to develop, manufacture, market, sell, distribute or recondition during or as of the date of termination of your association with the Company and actually develops, manufactures, markets, sells, distributes or reconditions within one year following the date of termination of your association with the Company.

You further agree that during the Non-Competition Period, you will not lure or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

The term “Non-Competition Period” means the period of time during which you are associated with the Company and the two years following the date you are removed or resign from the Board.

(c)                                  Enforcement of Covenants.  You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to this Section. You agree that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further acknowledge that, were you to breach any of the covenants contained in this Section 3, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of said covenants, without having to post bond. You further agree that, in the event that any provision of this Section 3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

4.                                      Termination.  Notwithstanding the provisions of Section 1 (b) of this Agreement, the Company may terminate this Agreement during the term at any time upon notice to you, you may terminate this Agreement during the term at any time upon notice to the Company, and this Agreement shall automatically terminate in the event of (i) your removal or resignation from the Board or (ii) your death during the term hereof.

5.                                      Matters Related to Termination.

(a)                                 In the event of termination of this Agreement for any reason, including without limitation expiration of the term hereof, the Company will pay you any amounts earned but not paid through the date of termination, and the Company shall have no obligation to you for any other payments following termination of this Agreement.

(b)                                 Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. Upon termination by either you or the Company or expiration of the term hereof, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.                                      Definitions.  For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” means, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to either (A) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (B) vote at least 20% or more of the securities haying voting power for the election of directors (or Persons performing similar functions) of such Person and (ii) in the case of a specified Person who is an individual, any Member of the Immediate Family of such Person.

(b)                                 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include any information that is or becomes generally known to the public through no wrongful act of you or any representative of yours.

(c)                                  “Members of the Immediate Family” means, with respect to any individual, each spouse or child or other descendants of such individual, each trust, limited liability company or limited partnership created solely for the benefit of one or more of the aforementioned Persons and/or then spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

(d)                                 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e)                                  “Products” means all products planned, researched, developed, marketed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during your association with the Company.

7.                                      Conflicting Agreements.  You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without that party’s consent.

8.                                      Independent Contractor.

(a)                                 You expressly understand and agree that you are an independent contractor in the performance of each and every part of this Agreement and that nothing contained in this Agreement is intended, or shall be construed, to constitute you as the employee, agent, partner or joint venturer of the Company or its Affiliates or as constituting the exercise by the Company or any of its Affiliates of control or direction over the manner or method by which you perform the services which are the subject of this Agreement.

(b)                                 Other than with respect to serving as a member of the Board, you shall have no right, power or authority in any way to bind the Company or any of its Affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company or any of its Affiliates. The Company and its Affiliates are not responsible for any expenses or liabilities incurred by you, other than business expenses as set forth in Section 2(a) of this Agreement.

(c)                                  As an independent contractor, you shall be solely responsible for all incidents of employment, including without limitation workers compensation insurance, unemployment insurance, withholding and payment of all federal and state income taxes and social security and Medicare taxes and other legally-required payments on sums received from the Company.

(d)                                 You acknowledge that the Company does not maintain any comprehensive general liability, workers compensation or other insurance on behalf of you and that it is your sole responsibility to obtain and keep in force such insurance as you determine appropriate. You assume all risk in connection with the adequacy of any and all such insurance which you elect to obtain. As a director, you will be covered by the Company’s D&O insurance.

9.                                      Assignment.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.                               Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                               Miscellaneous.  This Agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your provision of services to the Company. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.                               Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally recognized overnight courier service and addressed or faxed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention Marshall Dahneke, with copies to Gridiron Capital, LLC, 220 Elm St., New Canaan, CT 06840, Fax: (203) 801-0602 Attn: Thomas A. Burger, Jr. and to Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199, Fax: (617) 235-0566 Attn: Christopher D. Comeau, or to such other address as either party may specify by notice to the other actually received.

13.                               Attorney’s Fees.  In the event of any legal or equitable action or any other process to resolve any dispute over the interpretation or enforcement of this Agreement, the prevailing party shall be awarded its reasonably attorney’s fees and expenses.

14.                               Corporate Opportunities.  You agree that, notwithstanding any waiver by the Company of the doctrine of corporate opportunity or of any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to you, with respect to the Company and its subsidiaries, you will fully abide by and act in accordance with the doctrine of corporate opportunity applicable under Delaware corporate law to directors of Delaware corporations during any period of time during which you serve as a director of the Company.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. This letter will take effect as a binding agreement between you and the Company as of the date first set forth above and on the basis set forth above.

Sincerely yours

PHW Holdings, Inc.

/s/ Thomas A. Burger, Jr.
Name: Thomas A. Burger, Jr.
Title: President, Secretary, Treasurer

/s/ Steve Knox
Steve Knox

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